UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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    Soliciting Material Pursuant to § 240.14a-12

CRITICARE SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

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Criticare Systems, Inc. 20925 Crossroads Circle Suite 100 Waukesha, WI 53186-4054 Mailing Address: P.O. Box 26556 Milwaukee, WI 53226 Tel: 262.798.8282 Fax: 262.798.8290 www.csiusa.com

News Release

FOR IMMEDIATE RELEASE

Contact:	Emil Soika, President and CEO—Criticare	(262	)798-8282
	Joel Knudson, Vice President-Finance—Criticare	(262	) 798-5335

ISS Clarifies its ‘‘Do Not Vote’’ Recommendation to Criticare Stockholders Regarding BlueLine's Consent Solicitation

MILWAUKEE—(BUSINESS WIRE)—October 27, 2006—CRITICARE SYSTEMS, INC. (AMEX:CMD-News). Criticare Systems, Inc. today announced that Institutional Shareholder Services (ISS) has issued a report clarifying its ‘‘Do Not Vote’’ recommendation regarding BlueLine Partners, LLC's consent solicitation.

On October 23, 2006, ISS issued a report stating (emphasis added): ‘‘On Sept. 12, 2006, BlueLine Partners, LLC, a 10.7 percent shareholder, announced that it is commencing a proxy contest solicitation of written consents from the shareholders to take the following actions . . . . Given that the written consent deadline is Oct. 25, 2006, there is insufficient time to evaluate the issues presented in the contest. As such, ISS recommends that shareholders ‘‘Do Not Vote’’ the dissident's consent solicitation.’’ As a result, on October 25, 2006, the Company issued a press release stating that ISS had ‘‘recommended that Criticare stockholders ‘‘Do Not Vote’’ in favor of any of the five proposals made by dissident stockholder BlueLine Partners, LLC, including its proposal to replace the current directors with BlueLine's handpicked nominees.’’

In its October 25, 2006 report ISS stated: ‘‘On Oct. 25, 2006, the company announced that ISS recommended that Criticare stockholders ‘‘Do Not Vote’’ in favor of any of the five proposals made by dissident stockholder BlueLine Partners, LLC. Our ‘‘Do Not Vote’’ recommendation does not translate into a vote against the dissident consent solicitation. Our recommendation is that we are taking no position with respect to the dissident's consent solicitation. As stated in our original report, there is insufficient time to evaluate the issues presented in the contest.’’

The deadline for BlueLine to deliver the requisite consents to the Company is October 27, 2006. Criticare urges its stockholders to reject BlueLine's solicitation and not to sign any consent they may receive from BlueLine. Stockholders who have previously signed a BlueLine consent card are urged to revoke that consent by signing, dating and mailing the Company's GOLD Consent Revocation Card. Stockholders who have questions concerning the current consent solicitation or who need assistance in revoking any consent they may have previously granted should contact The Altman Group, Inc. toll free at: 1-(800) 283-3192.

Certain statements made in this press release are forward-looking statements. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Criticare Systems, Inc.'s actual results to differ materially from those projected in such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, demand for Criticare's products, costs of operations, the development of new products, the reliance on single sources of supply for certain components in Criticare's products, government regulation, health care cost containment programs, the effectiveness of Criticare's programs to manage working capital and reduce costs, competition in Criticare's markets, compliance with product safety regulations and product liability and product recall risks, risks relating to international sales and compliance with U.S. export regulations, unanticipated difficulties in outsourcing the manufacturing of the majority of its products to foreign manufacturers and risks related to foreign manufacturing, including economic and political instability, trade and foreign tax laws, production delays and cost overruns and quality control. Other risks are set forth in Criticare's reports and documents filed from time to time with the SEC. Criticare operates in a very competitive and rapidly changing environment. New risk factors can arise, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on Criticare's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. Criticare is under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, and expressly disclaims any such obligation.

Criticare filed a definitive consent revocation statement with the SEC on October 11, 2006, in connection with the consent solicitation begun by BlueLine Partners L.L.C. and its affiliates. INVESTORS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT CRITICARE WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to obtain a free copy of the definitive consent revocation statement and other related documents filed by Criticare at the SEC's website at www.sec.gov. Criticare's definitive consent revocation statement and other related documents may also be obtained from Criticare free of charge by contacting Joel Knudson, Criticare Systems, Inc., 20925 Crossroads Circle, Suite 100, Waukesha, WI 53186, Tel. (262) 798-5335.

Information regarding the identity of the persons who under SEC rules may be deemed to be participants in the solicitation by Criticare of its stockholders in connection with this consent solicitation, and the participants' interests in the solicitation, are set forth in Criticare's definitive consent revocation statement.

If you have any questions or need any information concerning this solicitation and our consent revocation, please contact: The Altman Group, toll free at (800) 283-3192.